Exhibit 1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72672) of the Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Retirement Savings Plan of Chevron Puerto Rico LLC of our report dated June 11, 2008, with respect to the financial statements and supplemental schedule of Chevron Puerto Rico LLC Retirement Savings Plan included in the Annual Report (Form 11-K) as of December 31, 2007 and for the year then ended.
/s/ Morris, Davis & Chan LLP
Oakland, California
June 11, 2008